UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) January 29, 2008

TEMPUR-PEDIC INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Delaware	001-31922	33-1022198
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1713 Jaggie Fox Way
Lexington, Kentucky  40511
(Address of principal executive offices) (Zip Code)

(800) 878-8889
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

On January 29, 2008, the Compensation Committee of Tempur-Pedic International Inc. (the “Company”) approved the 2008 bonus structure for H. Thomas Bryant, the Company’s Chief Executive Officer and President.  In addition, after recommendation by the Compensation Committee, the Company’s board of directors approved the 2008 bonus structure for Rick Anderson, Executive Vice President and President, North America; Matthew Clift, Executive Vice President of Global Operations; David Montgomery, Executive Vice President and President of International Operations and Dale E. Williams, Executive Vice President, Chief Financial Officer and Secretary (collectively with Mr. Bryant; the “Named Executive Officers”).  Pursuant to this 2008 bonus plan, the 2008 target bonus is expressed as a percentage of the Named Executive Officer’s salary, and the criteria for achieving the 2008 target bonuses include the Company’s Net sales and EBIT, as well as a discretionary component based on individual performance.  The 2008 target bonus for the Chief Executive Officer is 100% of his salary for 2008. The 2008 target bonuses for the other Named Executive Officers are 55% of their salary for 2008.

On January 29, 2008, the Company granted to Mr. Anderson an option award for one hundred thousand (100,000) shares of the Company’s common stock, $0.01 par value per share, at an exercise price of $20.02, subject to the applicable vesting schedule. The vesting schedule for the award granted to Mr. Anderson provides that twenty-five percent (25%) of the option shares shall vest on the first anniversary date of the date of grant, and thereafter twenty-five percent (25%) shall vest on every annual anniversary date until all shares are vested.  In addition, if a change of control of the Company occurs and Mr. Anderson’s employment is terminated but not for cause or if Mr. Anderson resigns for good reason (in each case as defined in his employment agreement with the Company) within twelve (12) months after the occurrence of a change of control, Mr. Anderson’s next installment of 25,000 shares will accelerate and vest as of the date of his termination of employment.

Item 9.01 Financial Statements and Exhibits

(d)  Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tempur-Pedic International Inc

Date: February 4, 2008	By:	/s/ H. Thomas Bryant
H. Thomas Bryant
Chief Executive Officer and President